Exhibit 99

  OMI Corporation Announces Authority to Purchase Additional Shares

    STAMFORD, Conn.--(BUSINESS WIRE)--Aug. 10, 2005--OMI Corporation (NYSE:OMM) announced that its Board of Directors has established a new authority for the Company to repurchase from time to time up to 3,000,000 shares of its common stock. The Company has acquired 4,248,900 shares under the authority granted in December, 2004.
    OMI is a major international owner and operator of crude oil tankers and product carriers. Its fleet currently comprises 46 vessels, including 16 Suezmaxes and 30 product carriers, aggregating approximately 3.8 million deadweight tons ("dwt"), all of which are double hull. The Company has on order five product carriers for delivery in the first half of 2006 and one Suezmax being delivered to it on a seven-year time charter in September, 2005.

    CONTACT: OMI Corporation
             Fredric S. London, 203-602-6789